<EX-23.1>

                                                                   EXHIBIT 23.1

                   INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors
Viador Inc:


The audits referred to in our report dated March 27, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the Annual Report on Form 10-K for the year ended December 31, 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-91805 and 333-46238) on Form S-8 of Viador Inc of our report dated March 27, 2002, relating to the consolidated balance sheets of Viador Inc and subsidiary as of December 31, 2001, and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001, Annual Report on Form 10-K of Viador Inc.

Our report dated March 27, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                   /s/ KPMG LLP


Mountain View, California
April 8, 2002


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